Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO POSTS 2005 GAINS IN REVENUE, OPERATING INCOME

CRANFORD, NJ, March 16, 2006 – Metalico, Inc. (AMEX:MEA) today reported increases in its revenues and operating income for 2005 compared to 2004.

Net income for the year ended December 31, 2005 was $5,589,000 or $.23 per share on a diluted basis on sales of $164,292,000, compared to net income of $6,664,000 or $.29 per share on a diluted basis on sales of $115,363,000 for the year ended December 31, 2004. These results represent an increase in sales of $48,900,000 or 42% over the 2004 results. Operating income for 2005 increased $1,600,000 or 14.4% to $12,700,000, compared to $11,100,000 for 2004.

Consistent with Metalico’s strategy of growth through consolidation, sales in 2005 benefited from a full year’s performance by the Company’s Mayco Industries lead fabricating subsidiary. Metalico acquired the 50% joint venture interest in Mayco Industries it did not previously own on September 30, 2004. Mayco accounted for $40,300,000 of the 2005 increase. In addition to the effect of the Mayco purchase, consolidated net sales increased by $8,600,000.

Metalico’s strategy of diversification across commodities allowed the Company to achieve solid results in a year in which ferrous scrap pricing declined. The Company’s Scrap segment saw a 23% decrease in operating income while the lead fabrication segment increased operating income by 98% as adjusted for the nine months of 2004 in which Metalico held only a 50% interest in Mayco. Net income for 2005 was impacted by higher interest expense and an effective tax rate of 40% (versus 32% for 2004), together with an increase in expenses from discontinued operations.

EBITDA (defined below) for 2005 was $17,200,000, an increase of $3,200,000 (22.9%) over $14,000,000 of EBITDA reported for 2004.

During 2005 Metalico’s scrap metal recycling segment experienced year-over-year unit volume increases of approximately 17% for ferrous and 16% for non-ferrous metals. This growth was partially offset by lower ferrous selling prices, down 18% compared to the prior year, while non-ferrous pricing improved 10% in the comparable time frame. Increased competitive pressures in sourcing scrap resulted in a contraction of metal margins. In addition, operating expenses increased, producing lower income for the segment.

Fourth-quarter sales increased by 5.5% to $41,550,000 in 2005, compared to $39,375,000 in the prior year’s fourth quarter. Operating income for the quarter ended December 31, 2005 was $3,430,000, compared to operating income of $3,204,000 for the quarter ended December 31, 2004. Net income for the fourth quarter of 2005 was $955,000 or $.04 per diluted share compared to net income and diluted earnings per share of $1,836,000 and $.07 respectively. An increase in the Company’s income tax expense of $1,170,123 from the fourth quarter of 2004 to the comparable period for 2005 was principally responsible for the reduction in net income.

Carlos E. Agüero, President and Chief Executive Officer of Metalico, commented, “We are pleased to report solid results for the previous year and more importantly, continued progress in our growth. We recently announced our intentions to purchase an automobile shredding operation in the Rochester area. Metalico does not currently have shredding capacity.”

The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization, income from joint ventures, discontinued operations and other income (expense).

Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates six recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

Contact:	Metalico, Inc.

Carlos E. Agüero, President and Chief Executive Officer ceaguero@metalico.com

Michael J. Drury, Executive Vice President mjdrury@metalico.com

186 North Avenue East Cranford, NJ 07016

(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Year Ended
	December 31,	Year Ended
Selected Income Statement Data:	2005	December 31, 2004
Revenue	$164,292	$115,363

Costs and expenses:
Operating expenses	134,812	91,930
Selling, general & administrative expenses	12,278	9,417
Depreciation & amortization	4,464	2,951

	151,554	104,298

Operating income	12,738	11,065

Interest expense	(2,533)	(1,793)
Equity in net income of joint venture investee	—	1,124
Other income	345	97

	(2,188)	(572)

Income from continuing operations before
income taxes	10,550	10,493
Provision for income taxes	4,238	3,400

Income from continuing operations	6,312	7,093
Discontinued operations	(723)	(429)

Net income	$5,589	$6,664

Diluted earnings per common share:
Net income	$0.23	$0.29

Diluted weighted average common shares
outstanding:	24,317,088	22,856,379

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three Months Ended	Three Months Ended
Selected Income Statement Data:	December 31, 2005	December 31, 2004
Revenue	$41,550	$39,375

Costs and expenses:
Operating expenses	33,970	31,177
Selling, general & administrative expenses	3,106	3,896
Depreciation & amortization	1,148	1,099

	38,224	36,172

Operating income	3,326	3,203

Interest expense	(526)	(872)
Other income	(18)	23

	(544)	(849)

Income from continuing operations before
income taxes	2,782	2,354
Provision for income taxes	1,391	212

Income from continuing operations	1,391	2,142
Discontinued operations	(436)	(306)

Net income	$955	$1,836

Diluted earnings per common share:
Net income	$0.04	$0.07

Diluted weighted average common shares
outstanding:	26,035,926	25,156,266

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(Unaudited)
($ thousands , except per share data)

	December 31, 2005	December 31, 2004
Assets:
Current Assets	$39,212	$33,176
Property Plant & Equipment Net	28,178	25,269
Intangible and Other Assets	34,047	34,518

Total Assets	$101,437	$92,963

Liabilities & Stockholders’ Equity:

Current Liabilities	$23,181	$18,992
Debt & Other Long Term Liabilities	22,245	27,271

Total Liabilities	45,426	46,263
Redeemable Common Stock	1,000	1,200
Stockholders’ Equity	55,011	45,500

Total Liabilities & Stockholders’
Equity	$101,437	$92,963